Exhibit 99.1

Ocean Power Technologies Announces Financial Results for Second Quarter Fiscal 2025

Confirms pathway to profitability in late 2025 based on record quarterly revenues and materially reduced expenses

MONROE TOWNSHIP, N.J., December 16, 2024 - Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), today announced financial results for the second quarter ended October 31, 2024 (Q2FY25).

Q2FY25 Financial Highlights

●	Revenue: $2.4 million, compared to $0.9 million for the same period last year, representing a 2.7x increase.
●	Net Loss: $3.9 million, compared to $7.2 million in the prior year period, representing a year-over-year decrease of 46%.

○	Operating expenses have been reduced by 41%, including reduced external expenditures leading to a material reduction in third party spend.

●	Cash Used in Operating Activities: $4.8 million, compared to $7.5 million in the prior year period, representing a year-over-year decrease of 37%.

Recent Business and Operational Highlights

Strategic partnerships continue to expand our market presence:

●	In Latin America, we announced a partnership that includes $3 million in purchase order commitments over 36 months. This underscores the growing demand for our WAM-V® USVs and reinforces our leadership in cutting-edge maritime technology.
●	In the Middle East, we partnered with Unique Group to exhibit our WAM-V at ADIPEC and to provide services to commercial customers, signed a distributor agreement with Remah International Group in the UAE to focus on defense and security applications, and entered into a partnership with 3B General Trading & Contracting Co. W.L.L. to explore offshore energy and maritime projects in Kuwait. We believe that our innovative solutions, such as PowerBuoys® and AI-powered WAM-V® USVs equipped with Merrows™ systems, are uniquely positioned to meet the region’s demand for sustainable, energy efficient offshore solutions across commercial and defense industries.

Domestically, the Company remains steadfast in its commitment to supporting national defense and other areas of focus. During Q2FY25, the Company completed the second set of exercises of the previously announced follow-on contract as a subcontractor to EpiSci and successfully deployed several WAM-V autonomous surface vehicles during the Mission Autonomy Proving Grounds (MAPG) as part of Project Overmatch. Project Overmatch is a United States Navy initiative aimed at achieving a seamless and highly integrated warfighting capability by leveraging advanced data networks, artificial intelligence (AI), and machine learning. Under this contract, OPT continues to ruggedize and enhance the operational capability of its autonomous maritime technologies to support the U.S. military and its allies. The first set of exercises was concluded over the summer and the completion of these most recent exercises contributed to the revenue recognition noted above.

The Company reaffirms its previously issued guidance that it believes it will reach profitability (excluding unanticipated extraordinary expenses) during the fourth quarter of calendar 2025. Performance to date reflects strong demand for products, effective cost management, and progress on our strategic initiatives. Recent achievements, including previously announced partnerships, operational milestones, successful exercises and continued customer deliveries, evidence the Company’s trajectory toward achieving this stated objective.

On August 12, 2024, Paragon Technologies announced via press release that its Board of Directors had resolved to terminate its shareholder campaign and all related activities targeting OPT and had terminated Hesham M. Gad as Chairman and CEO. Furthermore, on December 5, 2024, Paragon disclosed that its Audit Committee engaged legal counsel from Holland & Knight LLP to conduct an independent investigation into the conduct of Mr. Gad. These developments validate our position that the dissident shareholder campaign lacked merit. With this matter resolved, OPT can now fully focus on advancing its mission and delivering sustainable, long-term value for all shareholders.

Philipp Stratmann, OPT’s CEO and President, stated “I’m incredibly proud of the progress we’ve made this quarter. Our strategic emphasis on national security, critical infrastructure, and international market expansion continues to deliver results. This reflects not just broader macro-economic trends but our ability to penetrate diverse markets and execute for new customers. We’re successfully solving problems for our customers and thus capturing a market versus creating a market while converting our expanding pipeline into revenue, driven by increasing domestic and international demand. Our ability to scale and deliver on large contracts positions us for sustained growth, and we’re confident in our ability to capitalize and build on this momentum. We deliver science, not fiction.

FINANCIAL HIGHLIGHTS

Income Statement:

●	Revenues for Q225 and year to date fiscal 2025 were $2.4 million and $3.7 million, respectively, an increase of 172% and 72%, respectively, over the prior year. Trailing twelve-month revenue for the period ended October 31, 2024, was $7.1 million, an 83% increase over the trailing twelve-month revenue of $3.9 million for the period ended October 31, 2023.
●	Operating expenses for Q225 and year to date fiscal 2025 were $4.7 million and $9.6 million, respectively, a decrease of 41% and 40%, respectively, as compared to the prior year comparable periods, reflecting previously disclosed restructuring and streamlining activities.
●	Net loss for Q225 and year to date fiscal 2025 was $3.9 million and $8.4 million, respectively, a decrease of 46% and 41%, as compared to the prior year. The year-over-year decrease in net loss was primarily driven by the decrease in operating expenses noted above.

Balance Sheet and Cash Flow

●	Combined cash, restricted cash, cash equivalents and short-term investments as of October 31, 2024, was $2.2 million, as compared to $3.3 million at April 30th, 2024.
●	Net cash used in operating activities for the six months ended Q225 was $10.9 million, compared to $15.5 million for the same period in the prior year. This improved cash flow reflects the decrease in operating expenses noted above, partially offset by the payment of the earnout related to our autonomous vehicles business acquisition due to the business exceeding expectations

CONFERENCE CALL AND WEBCAST INFORMATION

A conference call to discuss OPT’s financial results will be held on Tuesday December 17, 2024 at 9:00 AM EDT. Philipp Stratmann, CEO, and Bob Powers, CFO will host the call.

●	The dial-in numbers for the conference call are 877-407-8291 or 201-689-8345.

●	Live webcast: Webcast | Ocean Power Technologies FY2025 Q2 Earnings Conference Call (choruscall.com)

●	Call Replay: Call replay will be available by telephone approximately two hours after the call’s completion. You may access the replay by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID 13748550.

●	Webcast Replay: The archived webcast will be on the OPT investor relations section of its website

INDIVIDUAL MEETING INFORMATION

In an effort to increase relations with institutional investors, OPT management has dedicated time to hosting individual meetings with portfolio managers and analysts. If you are interested in scheduling a meeting with OPT management, please contact:

●	Email: InvestorRelations@oceanpowertech.com, or

●	Call: 609-730-0400 x401

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets, including Merrows, which provides AI capable seamless integration of Maritime Domain Awareness Systems across platforms. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey, with an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release or to provide further interim updates in the future.

CONTACT INFORMATION

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in $000’s, except share data)

	October 31, 2024	April 30, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,092	$3,151
Accounts receivable	1,785	796
Contract assets	86	18
Inventory	4,774	4,831
Other current assets	683	1,747
Total current assets	9,420	10,543
Property and equipment, net	3,292	3,443
Intangibles, net	3,556	3,622
Right-of-use assets, net	1,987	2,405
Restricted cash, long-term	154	154
Goodwill	8,537	8,537
Total assets	$26,946	$28,704
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$351	$3,366
Earnout payable	400	1,130
Accrued expenses	1,428	1,787
Right-of-use liabilities, current portion	1,081	774
Contract liabilities	119	302
Total current liabilities	3,379	7,359
Deferred tax liability	203	203
Right-of-use liabilities, less current portion	1,245	1,798
Total liabilities	4,827	9,360
Commitments and contingencies (Note 14)
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding; 100,000 designated as Series A	—	—
Common stock, $0.001 par value; authorized 200,000,000 shares, issued 124,683,555 shares and 61,352,731 shares, respectively; outstanding 124,595,538 shares and 61,264,714 shares, respectively	125	61
Treasury stock, at cost; 88,017 and 88,017 shares, respectively	(369)	(369)
Additional paid-in capital	338,352	327,276
Accumulated deficit	(315,944)	(307,579)
Accumulated other comprehensive loss	(45)	(45)
Total shareholders’ equity	22,119	19,344
Total liabilities and shareholders’ equity	$26,946	$28,704

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(in $000’s, except per share data)

	Three months ended October 31,		Six months ended October 31,
	2024	2023	2024	2023

Revenues	$2,418	$889	$3,719	$2,161
Cost of revenues	1,623	401	2,477	1,010
Gross margin	795	488	1,242	1,151

Operating expenses	4,710	7,995	9,630	16,100
Gain from change in fair value of consideration	—	(23)	—	(86)
Operating loss	(3,915)	(7,484)	(8,388)	(14,863)

Interest income, net	3	270	7	610
Other income	—	—	17	—
Foreign exchange gain	(1)	1	(1)	1
Loss before income taxes	(3,913)	(7,213)	(8,365)	(14,252)
Income tax benefit	—	—	—	—
Net loss	(3,913)	(7,213)	(8,365)	(14,252)
Basic and diluted net loss per share	$(0.04)	$(0.12)	$(0.09)	$(0.24)
Weighted average shares used to compute basic and diluted net loss per common share	108,396,875	58,781,505	95,173,938	58,752,291

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in $000’s)

Unaudited

	Six months ended October 31,
	2024	2023

Cash flows from operating activities:
Net loss	$(8,365)	$(14,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of fixed assets	456	172
Foreign exchange (loss)/gain	(1)	1
Loss on disposal of property and equipment	111	—
Amortization of intangible assets	66	80
Noncash lease expense	418	201
Accretion of discount on investments	—	(211)
Change in contingent consideration liability	—	(86)
Share-based compensation	551	673
Changes in operating assets and liabilities:
Accounts receivable	(989)	229
Contract assets	(68)	(174)
Inventory	(231)	(1,502)
Other assets	1,064	(511)
Accounts payable	(3,015)	802
Earnout payable	(100)	(500)
Accrued expenses	(359)	(2)
Right-of-use liabilities	(245)	(201)
Contract liabilities	(183)	(214)
Net cash used in operating activities	$(10,890)	$(15,495)
Cash flows from investing activities:
Redemptions of short-term investments	—	20,600
Purchases of short-term investments	—	(8,026)
Purchases of property and equipment	(128)	(698)
Net cash (used in)/provided by investing activities	$(128)	$11,876
Cash flows from financing activities:
Cash paid for tax withholding related to shares withheld	$—	(2)
Proceeds from issuance of common stock - At The Market offering, net of issuance costs	7,508	$29
Proceeds from issuance of common stock - Capital Raise, net of issuance costs	2,451
Net cash provided by financing activities	$9,959	$27
Net decrease in cash, cash equivalents and restricted cash	$(1,059)	$(3,592)
Cash, cash equivalents and restricted cash, beginning of period	$3,305	$7,103
Cash, cash equivalents and restricted cash, end of period	$2,246	$3,511

Supplemental disclosure of noncash investing and financing activities:
Common stock issued related to bonus and earnout payments	$630	$1,250